Exhibit 10.1

BLOCKBUSTER INC.

EXCESS INVESTMENT PLAN

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2005

Section 1. Establishment and Purpose of the Plan.

1.1 Establishment. There is hereby established for the benefit of Participants a plan of voluntarily deferred compensation known as the “Blockbuster Excess Investment Plan.” The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The Committee intends to administer the Plan in accordance with the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986 (the “Code”).

1.2 Purpose. The purpose of this Plan is to provide a means by which an Eligible Employee may, in certain circumstances, elect to defer receipt of a portion of his Compensation. The Plan also provides that the Company will, in certain instances, credit the Account of a Participant with an Employer Match.

1.3 Effective Date and Grandfathered Balance. This Plan document applies to a Participant’s entire interest in the Plan, including amounts that are deferred in taxable years beginning after December 31, 2004; provided, however, that the payment provisions in Sections 5.2, 6 and 8 of the Plan document that were in effect as of December 31, 2004 will continue to apply to vested balances as of December 31, 2004 and investment earnings thereon. No amendment to the Plan that would be a “material modification” to the Plan as in effect on October 3, 2004, shall be effective with respect to amounts that were deferred in taxable years beginning before January 1, 2005. The provisions of the following sections are effective as of January 1, 2006: 2.7 (eligible employee); 2.9 (employer match); 5.5 (expenses); 10 (administration) and 12 (amendment); provided, however, that the corresponding provisions of the Plan in effect as of December 31, 2004, other than Section 5.5, shall apply prior to January 1, 2006.

Section 2. Definitions.

The following words and phrases as used in this Plan have the following meanings:

2.1 Account. The term “Account” means a Participant’s individual account, as described in Section 5 of the Plan.

2.2 Board of Directors. The term “Board of Directors,” unless expressly indicated otherwise, means the Board of Directors of the Company.

2.3 Bonus. Any cash performance bonus paid under the Company’s annual bonus plan.

2.4 Committee. The term “Committee” means the Retirement/Investments Committee of the Blockbuster Investment Plan. The Committee may act on its own behalf or through the actions of its duly authorized delegate.

2.5 Company. The term “Company” means Blockbuster Inc., a Delaware corporation.

2.6 Compensation. The term “Compensation” means an Eligible Employee’s annual compensation as defined in the Blockbuster Investment Plan with the following modifications: (i) the limitations imposed by Code Section 401(a)(17) shall not be taken into account, and (ii) Bonuses shall not be excluded.

2.7 Eligible Employee. The term “Eligible Employee” means an employee of an Employer who (i) has received annual Compensation in an amount equal to or greater than the annual compensation limit in effect under Code Section 401(a)(17), and (ii) is designated by the Committee as an employee who is eligible to participate in the Plan. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years; provided, however, that the Committee may prospectively terminate such employee’s eligibility as of the first day of a Plan Year if his annual Compensation for the year preceding the Plan Year is less than the amount in clause (i) in effect for such preceding Plan Year.

2.8 Employer. The term “Employer” means the Company and any affiliate or subsidiary that participates in the Plan.

2.9 Employer Match. The term “Employer Match” means the amounts credited to a Participant’s Account with respect to a Participant’s Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions according to the rate of matching contributions contributed by the Participant’s Employer under the Blockbuster Investment Plan.

2.10 Excess Bonus Deferral Contributions. The term “Excess Bonus Deferral Contributions” means the portion of the Participant’s Compensation attributable to a Bonus that he elects to defer under the terms of this Plan.

2.11 Excess Salary Reduction Contributions. The term “Excess Salary Reduction Contributions” means the portion of a Participant’s Compensation, excluding any Bonus, earned during a Plan Year after such Participant has reached any Limitation that he elects to defer under the terms of this Plan.

2.12 Investment Options. The term “Investment Options” means the investment funds available to participants in the Blockbuster Investment Plan.

2.13 Limitation. The term “Limitation” means the limitation on contributions to defined contribution plans under Code Section 415(c), on compensation taken into account under Code Section 401(a)(17), or on elective deferrals under Code Section 401(k)(3) and Code Section 402(g).

2.14 Participant. The term “Participant” means an Eligible Employee who elects to have Excess Salary Reduction Contributions or Excess Bonus Deferral Contributions made to the Plan.

2.15 Payment Option. The term “Payment Option” means the payment option election made by a Participant with respect to the payment of amounts credited to his Account upon his Separation from Service.

2.16 Plan. The term “Plan” means the “Blockbuster Excess Investment Plan” as set forth herein, as amended from time to time.

2.17 Plan Year. The term “Plan Year” means the twelve month period that begins on each January 1.

2.18 Separation from Service. The term “Separation from Service” means termination of the Participant’s employment with the Employer due to death, retirement or other termination of employment.

2.19 Specified Employee. The term “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company. An employee is a “key employee” if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12 month period ending on the identification date. If a person is a key employee as of the identification date, the person is treated as a Specified Employee for the 12 month period beginning on the first day of the fourth month following the identification date. The identification date shall be December 31 of the year preceding the Plan Year.

Section 3. Participation.

3.1 Designation of Eligible Employees. From time to time, the Committee will designate in its sole discretion those employees who satisfy the terms of Section 2.7 as eligible to participate in the Plan.

3.2 Election to Participate. An Eligible Employee must elect to participate in the Plan by filing the appropriate form with the Committee.

(a) Excess Salary Reduction Contribution Election. A Participant’s Excess Salary Reduction Contribution election shall be made not later than December 31 of the year preceding the Plan Year to which such election relates and shall apply to Compensation paid for services to be performed in such Plan Year; provided that in the case of the first year in which the employee becomes a Participant, the Participant’s Excess Salary Reduction Contribution election may be made within 30 days after the date the Eligible Employee becomes eligible to participate in the Plan and shall apply to Compensation paid for services to be performed in such Plan Year subsequent to the election.

(b) Excess Bonus Deferral Contribution Election. A Participant’s Excess Bonus Deferral Contribution shall be made not later than December 31 of the year preceding the Plan Year to which such election relates and shall apply to the Bonus paid for services to be performed in such Plan Year. For example, prior to December 31, 2005, an Eligible Employee may make an Excess Bonus Deferral Contribution election with respect to any cash bonus scheduled to be paid in 2007 from the Company’s annual bonus plan. An Eligible Employee may make an Excess Bonus Deferral Contribution election whether or not such employee previously has made, or currently has in effect, any Excess Salary Reduction Contribution election. In the case of the first year in which the employee becomes a Participant, the Participant’s Excess Bonus Deferral Contribution election may be made within 30 days after the date the Participant enters the Plan. The election shall apply to the portion of the Bonus for services performed in the part of the Plan Year that is equal to the total amount of the Bonus for service performed during the Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the election over the total number of days in the Plan Year.

3.3 Amendment or Suspension of Election.

(a) Except as provided in (b) and (c) below, Excess Salary Reduction Contribution elections and Excess Bonus Deferral Contribution elections shall be irrevocable as of December 31 of the year preceding the Plan Year to which the elections relate.

(b) The Committee shall cancel a Participant’s Excess Salary Reduction Contribution election and Excess Bonus Deferral Contribution election in the event of a payment from the Participant’s Account due to unforeseeable emergency or distribution from the Participant’s account in the Blockbuster Investment Plan due to hardship pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations. The Participant’s elections related to services performed for the remainder of the Plan Year shall be cancelled and not postponed or otherwise delayed.

(c) Following the execution of this amended and restated Plan document but prior to December 31, 2005, the Committee may permit Participants to terminate an Excess Salary Reduction Contribution election and/or an Excess Bonus Deferral Contribution election for the remainder of the 2005 Plan Year or modify either of such elections for the remainder of such Plan Year to reduce the amount of Compensation and/or Bonus subject to the election; provided that the Compensation for the remainder of such Plan Year that is subject to the terminated or modified election is includible in the income of the Participant in the calendar year 2005 or, if later, in the taxable year in which the amounts are earned and vested.

3.4 Amount of Elections. Each election filed by an Eligible Employee must specify the amount of Excess Salary Reduction Contributions in a whole percentage between 1% and 15% of the Participants’ Compensation, excluding any Bonus, and the amount of Excess Bonus

Deferral Contribution in a whole percentage between 1% and 15% of the Participant’s applicable Bonus.

Section 4. Employer Match.

An Employer Match will be credited approximately every two weeks to a Participant’s Account with respect to the eligible portion of Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions of such Participant at the applicable rate of Matching Employer Contributions with respect to Salary Reduction Contributions under the Blockbuster Investment Plan. The eligible portion of a Participant’s Excess Salary Reduction Contributions and the eligible portion of the Excess Bonus Deferral Contribution shall be limited to five percent (5%) of the Participant’s Compensation. The eligible portion of a Participant’s Excess Salary Reduction Contributions and the eligible portion of the Excess Bonus Deferral Contribution shall be based on Compensation up to a maximum amount of $750,000.

Section 5. Individual Account.

5.1 Creation of Accounts. The Company will maintain an Account in the name of each Participant. Each Participant’s Account will be credited with the amount of the Participant’s Excess Salary Reduction Contributions, Excess Bonus Deferral Contributions and Employer Match, if any, made in all Plan Years.

5.2 Payment Account Option Election.

(a) When an Eligible Employee first becomes a Participant, such Participant shall elect a Payment Option at the same time that the Participant files his initial election to commence participation in the Plan pursuant to Section 3.2. Such Payment Option election will apply to the total of all amounts credited to the Participant’s Account as of the Participant’s date of Separation from Service.

(b) A Participant may elect to receive his entire Account in either (1) a single lump sum; or (2) over a period of two through five years in annual payments on or about January 31 beginning in the calendar year immediately following the end of the Plan Year of the Participant’s Separation from Service. If no Payment Option election is made in accordance with the terms of the Plan, a Participant shall be deemed to have elected to receive his Account in a single lump sum on or about January 31 of the calendar year immediately following the end of the Plan Year of the Participant’s Separation from Service. In the event a Participant makes a Payment Option election to receive payments in a single lump sum, such lump sum shall be payable on or about January 31 of the calendar year immediately following the end of the Plan Year of the Participant’s Separation from Service, unless the Participant elects to be paid on or about January 31 of the 2nd, 3rd, 4th or 5th calendar year following the year of the Participant’s Separation from Service. In the event a Participant elects to receive annual installment payments over a period of two or more years, such annual payments shall be made in substantially equal annual installments, unless the Participant designates at the time of making his Payment Option election a specific percentage of his Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

Example 1: If a Participant elects (or is deemed to elect) a Payment Option that provides for a lump sum payment and has a Separation from Service in 2005, such lump sum shall be paid on or about January 31 in 2006. A Participant alternatively could designate January 31 of 2007, 2008, 2009 or 2010 in which to receive his lump sum.

Example 2: If a Participant elects a Payment Option that provides for annual installments over a period of four years and has a Separation from Service in 2005, each installment paid on or about January 31, 2006 through 2009 will be comprised of approximately 25% of the Participant’s Account as of the Participant’s Separation from Service. A Participant alternatively could designate 10% of his Account to be distributed in January, 2006, 20% in January, 2007, 30% in January, 2008 and 40% in January, 2009; or any other combination of percentages that totals 100%.

(c) Notwithstanding any provision of paragraph (b) above to the contrary, in the case of any Specified Employee, any payment due to be made before the date that is six months after the date of the Participant’s Separation from Service shall be delayed and paid on or about the day that is six months after the date of the Participant’s Separation from Service, or if earlier, as soon as administratively practicable following the date of death of the Specified Employee.

(d) A Participant may change his Payment Option, and at the same time any designated percentages, no more than three times over the course of his employment with the Company or any affiliate. A Participant may change an existing Payment Option only one time in any calendar year. Any change of a Participant’s existing Payment Option election must satisfy the following conditions:

(i) The new election may not take effect until at least 12 months after the date on which the change is made; and

(ii) In the case of an election related to a payment due to Separation from Service, the payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been paid.

5.3 Investments. All Excess Salary Reduction Contributions, Excess Bonus Deferral Contributions and Employer Match, if any, will be credited with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions and Matching Employer Contributions invested under the Blockbuster Investment Plan; or if none, in the fixed income investment fund option available in the Blockbuster Investment Plan. If a Participant elects a Payment Option other than a single lump sum payable on or about the January 31st of the calendar year following the calendar year of the Participant’s Separation from Service, all amounts credited to the Participant’s Account shall be credited with earnings based on the rate of return in the fixed income investment fund option available under the Blockbuster Investment Plan beginning January 1 of the calendar year following the year of the Participant’s Separation from Service. No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

5.4 Account Statements. Each Participant will be given, at least annually, a statement showing (i) the amount of Excess Salary Reduction Contributions, (ii) the amount of Excess Bonus Deferral Contributions, (iii) the amount of Employer Match, if any, credited to his Account for such Plan Year, and (iv) the balance of the Participant’s Account after crediting investments.

5.5 Expenses. The expenses of administering the Plan shall be paid by the Company. Notwithstanding the foregoing, the Committee may indirectly allocate expenses, in its discretion, to Participants through a reduction to any or all Participant Accounts.

Section 6. Payment and Acceleration.

(a) A Participant (or a Participant’s beneficiary) shall be paid the balance in his Account following Separation from Service in accordance with the Payment Options elected by the Participant. The Committee may delay payment to a date after the designated payment date under any of the following circumstances:

(i) Payments that would violate a loan covenant or similar contractual requirement. A payment may be delayed where the Committee has been informed that the Company reasonably anticipates that the making of the payment will violate a term of a loan agreement to which the Company is a party, or other similar contract to which the Company is a party, and such violation will cause material harm to the Company; provided that the payment is required to be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company, and provided that the facts and circumstances indicate that the Company entered into such loan agreement (including such covenant) or other similar contract for legitimate business reasons, and not to avoid the restrictions on deferral elections and subsequent deferral elections under Code Section 409A;

(ii) Payments that would violate Federal securities laws or other applicable law. A payment will be delayed where the Committee has been informed that the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is to be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For purposes of this paragraph, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law; or

(iii) Other events and conditions. The Committee may delay a payment upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

(b) The Plan shall not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment except to the extent that such acceleration does not violate Code Section 409A(a)(3).

Section 7. Nature of Interest of Participant.

Participation in this Plan will not create, in favor of any Participant, any right or lien on or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 8. Unforeseeable Emergency.

(a) A Participant may request the Committee to pay all or any part of the value of his Account solely for the purpose of alleviating an unforeseeable emergency. An unforeseeable emergency is a severe financial hardship of the Participant or beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary. For example, the imminent foreclosure of or eviction from the Participant’s or beneficiary’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph, the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant or beneficiary is faced with an unforeseeable emergency permitting a payment under this paragraph is to be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a payment on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

(b) Payments because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the payment.

(c) The Committee may request that the Participant provide certifications and other evidence of qualification for such unforeseeable emergency payment as it determines appropriate. The decision of the Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Committee, whether or not the Participant demonstrates an immediate unforeseeable emergency exits, and shall be final and binding and not subject to review.

Section 9. Beneficiary Designation.

A Participant’s beneficiary designation for this Plan will automatically be the same as such Participant’s beneficiary designation under the Blockbuster Investment Plan unless a separate Designation of Beneficiary Form for this Plan has been properly filed.

Section 10. Administration.

10.1 Committee. This Plan will be administered by the Committee.

10.2 Committee Discretion, Powers and Duties. The Committee shall have full discretionary authority and responsibility for administering the Plan, including control over the management and disposition of Plan assets, and resolving all questions arising in the administration, interpretation and application of the Plan. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power and duties assigned to the Committee in the Blockbuster Investment Plan, as it may be amended from time to time.

10.3 Claims Procedure. The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any payment or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

10.4 Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

Section 11. No Employment Rights.

No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 12. Amendment, Suspension, and Termination.

The Board of Directors shall have the right to amend, suspend, or terminate the Plan at any time. The Committee shall have concurrent authority to amend the Plan, but only to the extent that any such amendment: (i) is administrative in nature and has no material positive or negative cost implications to the Plan; or (ii) may be required or advisable in order to address a change in applicable law or ensure non-discriminatory administration of the Plan. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s rights in his account. In the event the Plan is terminated, the Committee shall continue to administer the Plan in accordance with the relevant provisions thereof; provided that no payment shall be made on account of such termination if such payment would violate Code Section 409A(a)(3).

IN WITNESS WHEREOF, this Plan has been executed this 14th day of December, 2005, but effective January 1, 2005, except as provided herein.

BLOCKBUSTER INC.

By:	/s/ Dan Satterthwaite
Name:	Dan Satterthwaite
Title:	SVP, HR & Administration